Exhibit 99.1
NEWS RELEASE

Thursday, July 24, 2008

Contact:	Margaret K. Dorman
Chief Financial Officer
(281) 443-3370
SMITH INTERNATIONAL, INC. REPORTS
QUARTERLY EARNINGS OF 91 CENTS PER SHARE
     HOUSTON, Texas (July 24, 2008)... Smith International, Inc. (NYSE: SII) today announced record earnings of $183.3 million, or 91 cents per diluted share, for the second quarter of 2008. Profitability levels increased 20 percent when compared to the year-earlier period and were five percent higher on a sequential quarter basis.
     Consolidated revenues for the second quarter of 2008 totaled $2.49 billion, as 10 percent sequential business growth in markets outside Canada was partially masked by the impact of the seasonal weakness in Canadian drilling. The sequential revenue improvement was concentrated in the United States and Europe/Africa, reflecting increased investment in exploration and production programs due to strong commodity prices. A significant portion of the sequential quarter profitability growth was provided by the Distribution operations, as higher Oilfield segment earnings associated with improved business levels in the United States and Europe/Africa was largely offset by reduced Canadian earnings. Excluding the impact of lower Canadian drilling activity, which resulted in the loss of high-margin product sales, Oilfield earnings grew nine percent on a sequential quarter basis.
     Compared to the prior year quarter, Smith’s consolidated revenues grew 18 percent. Increased customer spending outside North America, influenced by continued expansion in key drilling markets including the Former Soviet Union (“FSU”), the North Sea and Mexico, accounted for more than half of the year-on-year revenue growth. Non-North American business volumes were primarily driven by the performance of the Oilfield segment operations — which reported 23 percent year-on-year growth due to improved activity levels, new Latin American contract awards, and increased operator investment in the Europe/Africa offshore market. The consolidated revenue improvement was also impacted by higher U.S. land-based business activity, which increased 18 percent over the June 2007 period.

     Commenting on the results, Chairman and CEO, Doug Rock stated, “We at Smith are encouraged by the improving market conditions for the second half of 2008. We’re also pleased to see crude oil prices begin to moderate as the most immediate threat to drilling activity is demand destruction caused by high oil prices. Additionally, we look forward to the merger of W-H Energy Services and Smith International, Inc. during the current quarter. Our customers, employees and shareholders will all benefit from this combination.”
     Margaret Dorman, Chief Financial Officer, commented, “We’re pleased with the second quarter results. Our Oilfield and Distribution segments reported strong year-over-year earnings growth and, even with the seasonal downturn in Canadian drilling activity, both segments posted improved profitability levels over the March 2008 quarter. Moreover, Smith’s balance sheet position remains solid — evidenced, in part, by our debt-to-total capitalization improving to 18 percent at June 30, 2008. Although funding the W-H transaction will lead to modestly higher leverage, we expect our debt-to-total capitalization will remain at very manageable levels post-closing.”
     M-I SWACO’s second quarter revenues totaled $1.29 billion, five percent above the March 2008 quarter and 18 percent higher on a year-on-year basis. The sequential revenue growth was influenced by a significant increase in completion activity in the U.S. Gulf, the Norwegian sector of the North Sea and West Africa — which resulted in increased demand for completion fluid products. To a lesser extent, increased environmental equipment sales for the Europe/Africa region contributed to the sequential growth — reflecting demand for produced water treatment equipment in the North Sea market and fluid processing units for the FSU region. North American revenues were in-line with March 2008 levels as increased U.S. onshore fluid volumes were largely offset by reduced activity levels in Western Canada.
      Smith Technologies reported revenues of $281.3 million, two percent higher on a sequential quarter basis and 13 percent above the June 2007 period. The unit’s sequential results were impacted by the seasonal weakness in Canada, which resulted in reduced demand for three-cone and diamond product offerings. Higher sales of drill bits specifically developed for unconventional land-based drilling programs in the United States and increased market penetration in key Latin American markets more than offset the reduction in Canadian business volumes. To a lesser extent, increased Eastern Hemisphere export orders, improved drill bit pricing and heightened demand for turbine drilling motors contributed to the sequential revenue improvement.

     Smith Services’ revenues increased to $311.5 million in the second quarter of 2008, four percent above the March 2008 period and 11 percent above the year-ago level. The revenue increase over the first quarter of 2008 was primarily related to new contract awards for completion, fishing and remedial products and services outside North America — enabling Non-North American business volumes to expand eight percent on a sequential quarter basis. To a lesser extent, higher U.S. drilling activity has had a favorable impact on demand for the unit’s premium product and service offerings, including tubular drill collars and casing exit technologies.
     Wilson reported record revenues of $615.6 million, evidencing eight percent sequential and 23 percent year-on-year top-line growth. The improvement over the March 2008 quarter primarily reflects increased demand for line pipe and other operating supplies associated with unconventional drilling projects in the U.S. market. To a lesser extent, higher business volumes related to engineering and construction projects in the energy and downstream sector operations also contributed to the sequential revenue improvement. These factors were partially offset by the impact of the seasonal drilling slowdown in Canada — which impacted the level of drilling and completion activity and associated revenues.
     Smith International, Inc. is a leading supplier of premium products and services to the oil and gas exploration and production industry through its four principal business units — M-I SWACO, Smith Technologies, Smith Services and Wilson. The Company will host a conference call today beginning at 10:00 a.m. Central to review the quarterly results. Participants may join the conference call by dialing (800) 233-1182 and requesting the Smith International call hosted by Doug Rock. A replay of the conference call will also be available through Thursday, July 31, 2008, by dialing (888) 843-8996 and entering conference call identification number 22001431.
     Certain comments contained in this news release and today’s scheduled conference call concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe,” “encouraged,” “expect,” “expected,” “should” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the Smith International, Inc. Annual Report on Form 10-K for the year ended December 31, 2007 and other filings of the Company with the Securities and Exchange Commission.
     Financial highlights follow:

SMITH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,		March 31,
	2008	2007	2008

Revenues	$2,494,158	$2,114,373	$2,370,998

Costs and expenses:
Costs of revenues	1,686,706	1,417,827	1,589,514
Selling expenses	331,854	287,162	320,399
General and administrative expenses	85,831	76,935	82,278

Total costs and expenses	2,104,391	1,781,924	1,992,191

Operating income	389,767	332,449	378,807

Interest expense	16,244	17,605	16,301
Interest income	(752)	(895)	(896)

Income before income taxes and minority interests	374,275	315,739	363,402

Income tax provision	121,555	100,891	117,291

Minority interests	69,447	61,795	71,120

Net income	$183,273	$153,053	$174,991

Earnings per share:
Basic	$0.91	$0.76	$0.87

Diluted	$0.91	$0.76	$0.87

Weighted average shares outstanding:
Basic	200,938	200,499	200,808

Diluted	202,284	202,097	201,942

SMITH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Six Months Ended June 30,
	2008	2007

Revenues	$4,865,156	$4,222,097

Costs and expenses:
Costs of revenues	3,276,220	2,849,586
Selling expenses	652,253	559,495
General and administrative expenses	168,109	149,439

Total costs and expenses	4,096,582	3,558,520

Operating income	768,574	663,577

Interest expense	32,545	36,139
Interest income	(1,648)	(1,659)

Income before income taxes and minority interests	737,677	629,097

Income tax provision	238,846	193,990

Minority interests	140,567	121,896

Net income	$358,264	$313,211

Earnings per share:
Basic	$1.78	$1.56

Diluted	$1.77	$1.55

Weighted average shares outstanding:
Basic	200,873	200,241

Diluted	202,169	201,815

SMITH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2008	2007

Current Assets:
Cash and cash equivalents	$141,503	$158,267
Receivables, net	1,941,289	1,750,561
Inventories, net	1,918,934	1,658,172
Other current assets	189,779	160,735

Total current assets	4,191,505	3,727,735

Property, Plant and Equipment, net	1,192,186	1,105,880

Goodwill and Other Assets	1,258,334	1,228,265

Total Assets	$6,642,025	$6,061,880

Current Liabilities:
Short-term borrowings	$121,771	$139,481
Accounts payable	817,522	655,413
Other current liabilities	365,958	378,406

Total current liabilities	1,305,251	1,173,300

Long-Term Debt	806,408	845,624

Other Long-Term Liabilities	332,115	317,286

Minority Interests	1,258,674	1,130,773

Stockholders’ Equity	2,939,577	2,594,897

Total Liabilities and Stockholders’ Equity	$6,642,025	$6,061,880

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA — SCHEDULE I
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2008	2007	2008	2008	2007

REVENUE DATA

Consolidated:
United States	$1,145,960	$987,046	$1,012,679	$2,158,639	$1,948,550
Canada	146,453	138,703	234,425	380,878	375,842

North America	1,292,413	1,125,749	1,247,104	2,539,517	2,324,392

Latin America	244,543	173,213	226,977	471,520	321,551
Europe/Africa	646,527	512,335	596,492	1,243,019	991,013
Middle East/Asia	310,675	303,076	300,425	611,100	585,141

Non-North America	1,201,745	988,624	1,123,894	2,325,639	1,897,705

Total	$2,494,158	$2,114,373	$2,370,998	$4,865,156	$4,222,097

Oilfield (a):

North America	$708,807	$661,933	$709,283	$1,418,090	$1,343,513

Latin America	237,597	169,938	220,281	457,878	313,335
Europe/Africa	629,139	487,503	580,189	1,209,328	950,171
Middle East/Asia	303,027	295,541	293,174	596,201	569,580

Non-North America	1,169,763	952,982	1,093,644	2,263,407	1,833,086

Total	$1,878,570	$1,614,915	$1,802,927	$3,681,497	$3,176,599

BUSINESS UNIT/SEGMENT DATA

Revenues:
M-I SWACO	$1,285,754	$1,086,524	$1,228,429	$2,514,183	$2,121,608
Smith Technologies	281,317	248,294	274,725	556,042	492,385
Smith Services	311,499	280,097	299,773	611,272	562,606

Oilfield	1,878,570	1,614,915	1,802,927	3,681,497	3,176,599

Distribution	615,588	499,458	568,071	1,183,659	1,045,498

Total	$2,494,158	$2,114,373	$2,370,998	$4,865,156	$4,222,097

Operating Income:
Oilfield	$365,856	$322,940	$361,495	$727,351	$633,953
Distribution	35,743	20,031	29,209	64,952	49,266
General corporate	(11,832)	(10,522)	(11,897)	(23,729)	(19,642)

Total	$389,767	$332,449	$378,807	$768,574	$663,577

NOTE (a): Excludes revenues from the Wilson Distribution operations.

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA — SCHEDULE II
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2008	2007	2008	2008	2007

OTHER DATA

Operating Income(b):
Smith ownership interest	$305,104	$257,990	$292,470	$597,574	$515,492
Minority partner ownership interest	84,663	74,459	86,337	171,000	148,085

Total	$389,767	$332,449	$378,807	$768,574	$663,577

Depreciation and Amortization(b):
Smith ownership interest	$39,533	$36,152	$40,477	$80,010	$69,787
Minority partner ownership interest	12,285	11,415	12,124	24,409	22,160

Total	$51,818	$47,567	$52,601	$104,419	$91,947

Gross Capital Spending(b):
Smith ownership interest	$67,995	$71,965	$57,731	$125,726	$133,057
Minority partner ownership interest	20,979	19,290	16,299	37,278	35,031

Total	$88,974	$91,255	$74,030	$163,004	$168,088

Net Capital Spending(b) (c):
Smith ownership interest	$56,478	$63,797	$44,655	$101,133	$112,100
Minority partner ownership interest	20,680	18,419	15,001	35,681	32,276

Total	$77,158	$82,216	$59,656	$136,814	$144,376

NOTE (b): The Company derives a significant portion of its revenues and earnings from M-I SWACO and other joint venture operations. Consolidated operating income, depreciation and amortization and capital spending amounts have been separated between the Company’s portion and the minority partners’ portion in order to aid in analyzing the Company’s financial results.
NOTE (c): Net capital spending reflects the impact of proceeds from lost-in-hole and fixed asset equipment sales.